EXHIBIT 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 3, 2002 (the “Effective Date”), among Springwell Capital Corporation, a Delaware corporation (the “Company”), I-Link Incorporated, a Florida corporation (“I-Link”), and Helen Seltzer (“Executive”).

Springwell Capital Partners, LLC (the “LLC”) owns a majority of the issued and outstanding shares of capital stock of I-Link and all of the issued and outstanding shares of capital stock of the Company.

The Company assists the LLC in connection with the management of the business and affairs of the Subsidiaries of the LLC, including I-Link.

The Company, I-Link and Executive, among others, entered into an Employment Agreement dated as of January 3, 2002 (the “Employment Agreement”) and now wish to amend and restate the terms of the Employment Agreement.  Certain definitions are set forth in Section 9 of this Agreement.

The parties hereto agree that the Employment Agreement is hereby amended and restated in its entirety to read as follows:

Section 1.              Employment.

(a)           Employment Period. The Company agrees to employ Executive and Executive accepts such employment for the period (the “Employment Period”) beginning as of the Effective Date and ending upon (a) the fourth anniversary of the Effective Date or (b) such earlier date upon which the employment of the Executive shall terminate in accordance with Section 2 herein (the date of termination being hereinafter called the “Termination Date”).  The Employment Period may be extended by written agreement of the parties hereto.

(b)           Position and Duties.

(i)            During the Employment Period, Executive shall serve as the Chief Executive Officer of I-Link and shall report to the Board.  Executive shall act as the chief executive officer of I-Link and shall be responsible for the general management and control of the business and affairs of I-Link and shall perform all duties and shall have all powers which are commonly incident to the office of the chief executive as well as all powers that are delegated to Executive by the Board.

(ii)           Executive shall devote her best efforts and her full business time and attention to the business and affairs of I-Link and its Subsidiaries, except for permitted vacation periods in accordance with I-Link’s policy, periods of illness or other incapacity, reasonable time spent with respect to civic and charitable activities.

(c)           Salary, Bonus and Benefits.

(i)            During the Employment Period, I-Link will pay Executive a base salary of $275,000 per annum (the “Annual Base Salary”).   The Annual Base Salary shall be paid in such installments as is the policy of I-Link with respect to executive officers of the Company, but in no event less frequently than bi-weekly.

(ii)           Commencing with the fiscal year ending December 31, 2002, Executive shall be eligible for a discretionary annual bonus of up to one hundred percent (100%) of Executive’s Annual Base Salary (the “Bonus”).  The amount of any Bonus to be awarded shall be determined by the Board, based on performance criteria established at the beginning of each fiscal year, and the timing of such award and the payment of any such Bonus shall be consistent with the past practice of I-Link.  Notwithstanding the foregoing, Executive’s Bonus for the fiscal year ending on December 31, 2002 shall be in an amount equal to at least fifty percent (50%) of Executive’s Annual Base Salary.

(iii)          Executive shall be entitled to participate in all employee pension and welfare benefit plans, programs and practices maintained by I-Link for its employees generally in accordance with the terms of such plans, programs and practices as in effect from time to time, and in any other insurance, pension, retirement or welfare benefit plans, programs and practices which I-Link provides to its executives from time to time.

(d)           Expenses.

(i)            I-Link shall pay, or reimburse the Executive (at I-Link’s option), in accordance with policies established by the Company, for all reasonable and necessary expenses and other disbursements incurred by the Executive for or on behalf of I-Link in the performance of her duties hereunder, including, without limitation, travel on behalf of or in connection with her services for I-Link in a manner customary for I-Link’s senior executives, including food and lodging expenses while the Executive is away from home performing services for I-Link.

(ii)           I-Link shall pay (or reimburse Executive for) the following expenses, up to a maximum of $50,000.00:

(A) reasonable moving expenses incurred by the Executive to relocate to the Salt Lake City metropolitan area;

(B) the reasonable cost of maintaining an apartment or house for the Executive and her husband in the Salt Lake City metropolitan area for up to six (6) months following the Effective Date; and

(C) the reasonable expenses (including airfare and hotel accommodations) for a reasonable number of trips between Salt Lake City and New York City during the six (6) month period following the Effective Date.

 (e)          Workplace and Work Schedule.  Executive’s workplace shall be I-Link’s office in Draper, Utah.  Executive shall be entitled to such holidays as are established by the policies of I-Link.  Executive shall be entitled to three (3) weeks of vacation per year, which may be taken in various periods, subject to I-Link’s needs.

Section 2.              Termination Of Employment.

(a)           Death or Disability.  The Company may terminate the Executive’s employment hereunder due to the Executive’s death or Disability.  If the Executive dies during the Employment Period, the Termination Date shall be deemed to be the date of the Executive’s death.

(b)           Cause.  The Company may terminate the employment of Executive hereunder at any time for Cause (such termination being referred to herein as a “Termination for Cause”) by giving the Executive written notice of such termination, with such termination to take effect upon the receipt of such notice.  Notwithstanding any provisions contained herein to the contrary, in no event shall the Company terminate the employment of the Executive pursuant to this Section 2(b) without a prior hearing on at least thirty (30) days’ notice to the Executive and approval of such Termination for Cause by a majority of the entire Board.

(c)           Without Cause.  The Company may terminate the employment of the Executive at any time during the Employment Period without Cause.

(d)           Good Reason.  The Executive may terminate her employment hereunder for Good Reason by providing written notice to the Company within 45 days of her knowledge of the event constituting Good Reason.  Notwithstanding the foregoing provisions to the contrary, in no event shall the Executive terminate her employment hereunder for Good Reason without providing the Company with at least fifteen (15) days’ prior written Notice of Termination given by the Executive to the Company and an opportunity for the Company to cure within that fifteen (15) day period the Good

Reason which the Executive believes provides her with grounds to terminate her employment.

(e)           Notice of Termination.  Any purported termination pursuant to this Section 2 shall be communicated to the Executive or the Board, as applicable, by Notice of Termination.

Section 3.              Effect Of Termination Of Employment.

(a)           Death, Disability or Cause.                 Upon the termination of the Executive’s employment hereunder due to death or Disability pursuant to Section 2(a) or Termination for Cause pursuant to Section 2(b), neither the Executive nor her beneficiary or estate shall have any further rights or claims against the Company or I-Link under this Agreement, except the right to receive (i) the unpaid portion, if any, of the Annual Base Salary provided for in Section 1 (and, if the termination occurs prior to December 31, 2002, Executive’s guaranteed Bonus for the 2002 fiscal year), computed on a pro rata basis to the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable) and (ii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided for in Section 1 (such amounts being collectively referred to as “Accrued Compensation”).

(b)           Without Cause.    Upon a termination of the Executive’s employment hereunder by the Company without Cause pursuant to Section 2(c), neither the Executive nor her beneficiary or estate shall have any further rights or claims against the Company or I-Link under this Agreement, except the right to receive

(i)            any Accrued Compensation;

(ii)           100% of the Annual Base Salary, payable in accordance with Section 1(c)(i), for the one-year period following the Termination Date.

(c)           Good Reason.       Upon a termination of the Executive’s employment hereunder by the Executive for Good Reason pursuant to Section 2(d), neither the Executive nor her beneficiary or estate shall have any further rights or claims against the Company or I-Link under this Agreement, except the right to receive

(i)            any Accrued Compensation;

(ii)           100% of the Annual Base Salary, payable in accordance with Section 1(c)(i), for the six-month period following the Termination Date.

(d)           Mititgation.           Notwithstanding the foregoing, the Executive shall be required to mitigate the amount of any payment provided for in  Sections 3(b)(ii) and 3(c)(ii) by seeking other employment at a comparable level to the Executive’s position hereunder and subject to the limitations on competition hereunder, and the amount of such payment by the Company provided for in Section 3(b)(ii) or Section 3(c)(ii), as the case may be, shall be reduced by any compensation earned by the Executive from a source other than the Company during the period such payment is to be made by the Company.

Section 4.              Inventions.

(a)           The Executive hereby assigns to I-Link the entire right, title and interest of the Executive in and to all work, inventions, ideas, disclosures and improvements, whether or not patented or patentable, made, conceived or reduced to practice by the Executive, solely or with others, in whole or in part, at any time during the Employment Period, which in any way relate to the Business.  During the Employment Period, the Executive shall communicate promptly and disclose to I-Link all information, details and data pertaining to such work, inventions, ideas, disclosures and improvements.  The Executive shall, at any time (including any time after the expiration of the Employment Period), execute and deliver to I-Link such formal transfers and assignments and such other papers and documents as may be required of the Executive to perfect I-Link’s rights hereunder and to permit I-Link to file and prosecute patent applications.  Any work, invention, idea, disclosure or improvement by the Executive relating to the Business within six (6) months following the expiration of the Employment Period shall be deemed to fall within the provisions of this Section 4 unless proved by the Executive to have been first conceived and made following such expiration.

(b)           Nothing in this Section 4 shall abrogate or reduce any other restrictions on the Executive under applicable law.

Section 5.              Noncompetition Covenant With Respect To The Business.

(a)           The Executive shall not, at any time prior to the Termination Date or during the period thereafter ending on the later of (x) the sixth monthly anniversary of the Termination Date, and (y) the end of the period that the Company is to pay severance to the Executive under Section 3(b)(ii) hereunder even if severance is reduced or eliminated during such period by other compensation earned by the Executive (such period being referred to herein as the “Stipulated Period”), (i) engage in the Territory in any business or activity, whether or not for profit, which is competitive with the Business, or (ii) intentionally disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company, I-Link or any of their respective Subsidiaries and any third party, including, but not limited to, any customer, supplier or employee of any of them.  The Executive shall be deemed to have violated the provisions of the foregoing sentence if she shall (A) solicit or directly or indirectly for herself or any third party hire or otherwise retain the services of any individual who shall have been an employee of the Company, I-Link or any of their respective Subsidiaries within the immediately preceding six (6) month period, (B) be an employee, officer or director of, consultant to, or owner of an equity interest in any Person engaged or intending to engage in any activity which would violate the provisions of the foregoing sentence if engaged in by the Executive; provided, however, that (x) the Executive may own up to, but not more than, a 1% equity interest in any public company with a market capitalization in excess of $100,000,000, and (y) the Executive may engage in a business or activity which derives less than 25% of its revenues from the Business for the twelve (12) month period preceding the Executive’s first engaging therein and which has projected less than 25% of its revenues from the Business for the twelve (12) month period following the Executive first engaging therein, and (z) the Executive may be employed by a Person deriving 25% or more of its revenue from the Business so long as her activities for such a Person are in areas unrelated to the Business.

(b)           During the term of the Executive’s employment and the Stipulated Period, the Executive shall inform all Designated Persons of the existence of this Agreement and the relevant terms of Sections 4, 5 and 6.

Section 6.              Unauthorized Disclosure.

The Executive shall not make any Unauthorized Disclosure.  For purposes of this Agreement, “Unauthorized Disclosure” means disclosure by the Executive without the consent of the Board to any Person, other than an employee of the Company, I-Link or a Person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties as an executive of I-Link or as may be legally required, of any confidential information about the Company, I-Link or any of their respective Subsidiaries obtained by the Executive while in the employ of the Company (including, but not limited to, any confidential information with respect to any of I-Link’s customers or methods of distribution) the disclosure of which she knows or has reason to believe will be materially injurious to the Company, I-Link or any of their respective Subsidiaries; provided, however, that such term shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public (other than as a result of disclosure by her in violation of this Section 6) or any information not otherwise considered confidential by a reasonable Person engaged in a business similar to that conducted by the Company, I-Link or any of their respective Subsidiaries.

Section 7.              Acknowledgments By The Executive.

The Executive understands that the restrictions contained in Sections 4, 5 and 6 herein may limit her ability to earn a livelihood in a competing business, but the Executive nevertheless believes that she has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder, including the significant number of Executive Securities being issued to the Executive, to clearly justify such restrictions which, in any event (given her education, skills and ability), the Executive does not believe would prevent her from earning a livelihood.

Section 8.              Tax Withholding.

The Company and I-Link may withhold from any compensation or severance payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

Section 9.              Definitions.

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (ii) if such Person is a partnership, any partner thereof.

“Board” means the Board of Directors of I-Link.

“Business” means the offering of out-sourced, Internet-based unified messaging services for business customers and consumers, including the provision of fax delivery using telephone transmissions delivered through the Internet.  “Business” also means any other business activity which is I-Link’s principal Internet-related business activity at the time either Sections 4 or 5 is invoked.

“Cause” means (i) the Executive’s conviction of a crime constituting a felony, or (ii) any of the following performed or caused by the Executive which may reasonably be anticipated to have a Material Adverse Effect and which, if curable, remains uncured for a period of fifteen (15) days after written notice thereof is delivered from the Company to the Executive:  (A) the willful and continued failure to substantially perform the duties described in Section 1 (other than any failure resulting from an illness), (B) misappropriation of funds, properties or assets of the I-Link or any of its Subsidiaries, (C) commission of a material tort relating to the Executive’s employment with the Company, and (D) breach of the fiduciary duty owed by the Executive to the Company, I-Link or of their respective Subsidiaries.

“Designated Person” means any person proposing (i) to hire or retain the Executive as an employee, consultant, director, teacher, lecturer or author, or (ii) to make a financial investment (whether equity or debt) in any Person in which the Executive owns or may own an equity interest (other than a public company with a market capitalization in excess of $100,000,000 in which the Executive owns up to, but not more than a 1% equity interest).

“Disability” means a physical or mental infirmity which impairs the Executive’s ability to perform substantially her duties for a total period exceeding six (6) months during the Employment Period or for a period of four (4) consecutive months.  Disability shall be determined by a physician acceptable to both the Company and the Executive, or, if the Company and Executive cannot agree upon a physician within 15 days after the Company claims that the Executive is suffering from a Disability, by a physician selected by two physicians, one designated by each of the Company and the Executive.  The Executive’s failure to submit to any physical examination by any such physician after such physician has given reasonable notice of time and place of such examination shall be conclusive evidence of the Executive’s inability to perform her duties hereunder.

 “Good Reason” means, during the Employment Period and without Executive’s consent:

                (i)            a material diminution of Executive’s title, reporting structure, position or responsibilities or

(ii)           a reduction in, or failure to pay, Executive’s Annual Base Salary or any reduction in the benefits being  required to be provided herein or any other material breach of this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, operations, financial condition, results of operations, properties, assets or liabilities of the I-Link and its Subsidiaries taken as a whole.

“Notice of Termination” means a written notice which indicates the Termination Date, the specific termination provision in this Agreement relied upon, and the facts and circumstances, if any, claimed to provide a basis for such termination.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Subsidiary” means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

“Territory” means any of the following geographic areas in which products, processes or services have been manufactured, provided, sold or offered or promoted for sale by I-Link or any of its Subsidiaries or with respect to which I-Link or any of its Subsidiaries has devoted substantial expense in anticipation of launching into such area a portion of the Business:  (i) the United States of America, including its territories, (ii) Canada, (iii) Mexico, and (iv) each country in the European Union.

Section 10.            Notices.

Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to Company:

Springwell Capital Corporation.

One Landmark Square

Suite 320

Stamford, Connecticut 06901

Attention:  Chairman

with copies to:

Counsel Corporation (US)

280 Park Avenue

28th Floor West

New York, New York 10017

Attention: Chief Executive Officer

If to I-Link:

I-Link Incorporated

13751 S. Wadsworth Drive

Draper, Utah 84020

If to Executive:

32 North Ridge Way

Sandy, Utah

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

Section 11.            General Provisions.

(a)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b)           Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)           Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and I-Link and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(e)           Choice of Law.  This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(f)            Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(g)           Amendment and Waiver.  The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, I-Link and Executive.

(h)           Insurance.  The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available.  Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that she has no reason to believe that her life is not insurable at rates now prevailing for healthy women of her age.

(i)            Termination.  This Agreement (except for the provisions of Sections 1(a), (b), (c) and Section 3) shall survive a Separation and shall remain in full force and effect after such Separation.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Employment Agreement on the date first written above.

SPRINGWELL CAPITAL CORPORATION

By:
Name:
Its:

I-LINK INCORPORATED
By:
Name:
Title:

Helen Seltzer